SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 9, 2011
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DENDREON CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	000-30681	22-3203193
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

3005 First Avenue
Seattle, Washington
98121
(Address of principal executive offices) (zip code)

(206) 256-4545
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 9, 2011, Dendreon Corporation (the “Company”) and Dave L. Urdal, Ph.D., the Company’s Executive Vice President and Chief Scientific Officer and a member of its Board of Directors, entered into a Transition Services Agreement (the “Agreement”).  The Agreement is a result of Dr. Urdal’s pending retirement after over 15 years of invaluable service and contributions to the success of the Company.  Under the Agreement, Dr. Urdal has agreed to continue to serve as the Company’s Executive Vice President and Chief Scientific Officer until the end of the current year, under the terms of his existing employment agreement with the Company.  During this period, Dr. Urdal will assist with the transition of his responsibilities to Mark Frohlich, M.D., the Company’s Executive Vice President, Clinical Affairs and Chief Medical Officer, and continue to serve as an advisor to the Company.  The Agreement also provides that following the conclusion of his service under the Agreement, Dr. Urdal’s outstanding unvested stock options and restricted stock awards will be fully vested.  A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.

In recognition of his assuming additional responsibilities, Dr. Frohlich was promoted to Executive Vice President, Research and Development and Chief Medical Officer.

Item 8.01. Other Events.

On March 10, 2011, Dendreon Corporation (the “Company”) announced that the U.S. Food and Drug Administration approved the remainder of its New Jersey manufacturing facility for the commercial manufacture of PROVENGE® (sipuleucel-T), allowing the Company to significantly increase the availability of PROVENGE to help meet the needs of patients with advanced prostate cancer.  See attached Exhibit 99.1 for the full text of the press release.

Item 9.01. Financial Statements and Exhibits.

(d)      Exhibits

10.1	Transition Services Agreement dated March 9, 2011, between Dave L. Urdal, Ph.D. and the Company.

99.1	Dendreon Corporation press release dated March 10, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION

	By:	/s/ Richard F. Hamm, Jr.
Richard F. Hamm, Jr.
Executive Vice President, General Counsel and Secretary
Date: March 11, 2011